FORM OF
                               PURCHASE AGREEMENT


                                  by and among


                            NETWORK PERIPHERALS INC.
                             a Delaware corporation,

                                     SELLERS

                                     and the

                                   NVC Agents







                           Dated as of April __, 1997



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                                     FORM OF
                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (the "Agreement"), is entered into as of April ___, 1997, by and among Network Peripherals Inc., a Delaware corporation ("NPI"), the holders of all of the outstanding stock of NetVision Corporation, a Delaware corporation ("NVC"), as set forth on Exhibit A attached hereto (collectively the "Sellers" and each a "Seller") and Paul Lowell and Robert J. Zecha, the NVC Agents (as defined in Section 8.12 below).

                                    RECITALS

         A. The Sellers are the owners of all of the outstanding Common Stock of NVC, including all securities (including warrants and options) exercisable for or convertible into Common Stock of NVC (the "NVC Shares") prior to the Closing Date (as defined below). All convertible or exerciseable securities of NVC shall be exercised or converted into Common Stock prior to or concurrently with the Closing (as defined below).

         B. NPI wishes to acquire the NVC Shares in exchange for certain cash payments pursuant to the terms of this Agreement and each of the Sellers wishes to sell all NVC Shares which he, she or it holds as of the Closing Date (as defined below) to NPI pursuant to the terms of this Agreement (the "Purchase").

         The parties hereto desire to set forth certain representations, warranties and covenants made by each of the other as an inducement to the consummation of the Purchase.


                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                               PURCHASE AND SALE

                   1.1 Purchase and Sale. At Closing (as defined in Section 1.3 hereof), the Sellers shall sell to NPI, and NPI shall purchase from the Sellers, all of the issued and outstanding NVC Shares.

                   1.2      Aggregate Consideration.

                            (a)  In   consideration   of  Sellers'   obligations
hereunder, (i) NPI shall pay the Sellers $1.363 per NVC Share, or an aggregate of $5,000,000, to be paid as follows: (i) a

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cash payment of  $4,558,672.84  (the  "Initial  Payment")  and (ii)  $441,327.16
deposited in escrow (the "Escrow  Payment") with the Escrow Agent, as defined in
Section 8.4 (collectively, the Initial Payment and the Escrow Payment are referred to herein as the "Purchase Price"). The amount constituting the Escrow Payment shall be allocated on a pro-rata basis from the total payment due to the Indemnifying Sellers (as defined in Section 8.2) in accordance with the number of NVC Shares held by each Indemnifying Seller immediately prior to the Closing (as defined below). The Escrow Payment shall be held by the Escrow Agent until released in accordance with Article VIII herein.

                            (b) At the Closing,  NPI shall pay NVC's obligations
to the parties and in the amounts set forth on Schedule 1.2(b) of the NVC Disclosure Schedule (as hereinafter defined).

                            (c) After  the  Closing  (as  defined  below),  each
Seller shall cease to have any rights as stockholders of NVC except such rights as they may have pursuant to this Agreement.

                   1.3 Closing; Delivery. The purchase and sale of the NVC Shares shall take place at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue Of The Americas, New York, NY 10036 at _____ __.m., on April __, 1997 (the "Closing"), or at such other time and place as NPI and the Sellers shall mutually agree. For purposes of this Agreement, unless otherwise indicated, the term "Closing" refers to the closing of the purchase and sale of the NVC Shares with respect to a particular Seller and the term "Closing Date" refers to the date of the Closing. At the Closing, each Seller shall deliver to NPI an executed copy of this Agreement, the Escrow Agreement (on the part of the Indemnifying Sellers only) and certificate(s) representing the NVC Shares that the Seller is selling, duly endorsed or with assignments separate from certificate, against delivery to the Seller by NPI of (a) an executed counterpart of this Agreement and the Escrow Agreement and (b) a certified check or wire transfer of the amount of the Initial Payment due to such Seller, as set forth on Exhibit A hereto.


                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF THE INDEMNIFYING SELLERS

         Except as set forth in the disclosure schedule delivered to NPI on or before the date of this Agreement and attached hereto (the "NVC Disclosure Schedule") the Indemnifying Sellers (as defined in Section 8.2), jointly and severally, represent and warrant to NPI as follows:

                   2.1   Organization,   Standing   and  Power;   Qualification;
Subsidiaries.

                            (a) NVC is a  corporation  duly  organized,  validly
existing and in good standing under the laws of Delaware; has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and except as set forth in

Schedule 2.1(a), is duly qualified to do business and is in good standing in New York and in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, results of operation or prospects (a "Material Adverse Effect") of NVC; and except as set forth in Schedule 2.1(a), NVC does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. NVC is not in violation of any of the provisions of its Certificate of Incorporation, Bylaws or other charter documents.

                            (b)  NVC  has  made  copies  of its  Certificate  of
Incorporation, Bylaws, minute book and stock transfer records available to NPI that are complete and accurate in all material respects as of the date hereof, and the minute book contains minutes for all meetings of, each written consent executed by, NVC's stockholders and Board of Directors and the committees of such Board of Directors, if any; such minutes, consents and agendas collectively disclose all corporate actions taken by the stockholders, Board of Directors and committees of the Board of Directors of NVC since the date of organization of such corporation., and the stock transfer records set forth all transfers of stock since inception of NVC.

                   2.2      NVC Capital Structure.

                            (a) The authorized  capital stock of NVC consists of
10,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock ("NVC Capital Stock"), of which 3,668,290 shares of Common Stock, par value $0.001 per share, and no shares of Preferred Stock, par value $0.01 per share, are issued and outstanding and are held of record by those persons set forth in Exhibit A. All outstanding NVC Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are subject to no preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of NVC or any agreement to which NVC is a party or by which it is bound.

                            (b)  Except as set forth in Exhibit A, there are (i)
no equity securities of any class of NVC or any securities exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which NVC is a party or by which it is bound obligating NVC to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of NVC or obligating NVC to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of NVC Capital Stock (i) between or among NVC and any of its shareholders or (ii) between or among any NVC shareholders.

                   2.3      Authority.

                            (a) To the extent such party has  entered  into each
agreement, NVC has all requisite corporate power and authority and each Seller has all requisite power and authority or capacity to enter into this Agreement, the Waiver and Agreement among all the Sellers dated as of the Closing Date and attached hereto as Exhibit B and the Escrow Agreement, the Offer Letters, the Noncompetition Agreements and the Proprietary Information Agreements (each as defined below) (collectively, the "NVC Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the NVC Transaction Documents applicable to NVC and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of NVC. The NVC Transaction Documents applicable to NVC have been duly executed and delivered by NVC and constitute the valid and binding obligations of NVC, enforceable against NVC in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                            (b) The execution and delivery by the Sellers of the
NVC Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the NVC Certificate of Incorporation or Bylaws, (ii) except for the requirement that consents be obtained as set forth in Schedule 2.3(b), which requirement is hereby waived by NPI, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under any note, mortgage, indenture, lease, contract or other agreement or obligation to which NVC is a party or by which NVC or any of its respective properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NVC or any of its respective properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on NVC or materially and adversely affect the ability of NVC to consummate the transactions contemplated by this Agreement in accordance with its terms.

                            (c)  The  NVC  Shares  are the  only  shares  of NVC
Capital Stock entitled to vote with respect to the Purchase. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 9.2) is required by or with respect to NVC in connection with the execution and delivery of this Agreement or the other NVC Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for (i) items described in Schedule 2.3, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on NVC or materially and adversely affect the ability of NVC to consummate the transactions contemplated by this Agreement in accordance with its terms.

                   2.4 Financial Statements. NVC has delivered to NPI copies of NVC's unaudited financial statements (balance sheet, trial balance, and expenditure statement) for the year ended December 31, 1996 and for the three month period ended March 31, 1997 (the "NVC Financial Statements"). The NVC Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except for the absence of required footnotes. The NVC Financial Statements present fairly in all material respects the financial position of NVC as of the respective dates and the results of NVC's operations and cash flows for the periods indicated. NVC maintains a standard system of accounting established and administered in accordance with GAAP.

                   2.5 Absence of Undisclosed Liabilities. NVC does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of March 31, 1997, (the "NVC Balance Sheet") contained in the NVC Financial Statements; (ii) liabilities specifically described on the NVC Disclosure Schedule including Schedule 2.5; and (iii) liabilities incurred in the ordinary course of business since March 31, 1997.

                   2.6 Absence of Certain Changes or Events. Except as set forth in Schedule 2.6, and except as contemplated by the NVC Transaction Documents, and except as reflected in the NVC Financial Statements, since March 31, 1997, NVC has conducted its business in the ordinary course and in a manner consistent with past practices, and has not:

                            (a) suffered any event or occurrence that has had or
could reasonably be expected to have a Material Adverse Effect on NVC;

                            (b)  suffered  any  damage,   destruction  or  loss,
whether covered by insurance or not, having a Material Adverse Effect on its properties or business;

                            (c) granted any increase in the compensation payable
or to become payable by NVC to its officers or employees;

                            (d) declared, set aside or paid any dividend or made
any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

                            (e) issued any  shares of its  capital  stock or any
warrants, rights, or options for, or entered into any commitment relating to such capital stock except for exercises and conversions of employee stock options;

                            (f) made any  change in the  accounting  methods  or
practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

                            (g) sold, leased, abandoned or otherwise disposed of
any real property or machinery, equipment or other operating property;

                            (h)  sold,   assigned,   transferred,   licensed  or
otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

                            (i)  entered   into  any  material   commitment   or
transaction (including without limitation any borrowing or capital expenditure) individually in excess of $20,000 or in the aggregate in excess of $75,000, except as contemplated by clause (l) below;

                            (j) incurred any  liability,  except in the ordinary
course of business and consistent with past practice and except liabilities contemplated by clauses (i), (ii) and (iii) of Section 2.5 of this Agreement;

                            (k)  permitted  or allowed  any of its  property  or
assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

                            (l) made any capital  expenditure  or commitment for
additions to property, plant or equipment, individually in excess of Ten Thousand dollars ($10,000) or in the aggregate in excess of Twenty-Five Thousand dollars ($25,000);

                            (m) paid, loaned or advanced any amount to, or sold,
transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business; or

                            (n)  agreed  to take any  action  described  in this
Section 2.6 or which would constitute a breach of any of the representations or warranties of NVC contained in this Agreement.

                   2.7 Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean all taxes however denominated, including but not limited to, any and all federal, state and local taxes of any country or any political subdivision thereof, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                            (a) NVC has  prepared  and timely filed all returns,
estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to NVC or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or an adequate reserve has been made for such Taxes on the NVC Balance Sheet, except as set forth in Schedule 2.7.

                            (b) NVC, as of the Closing Date:  (i) will have paid
all Taxes shown to be payable on such Returns covered by Schedule 2.7(a); (ii) will have withheld with respect to its employees all Taxes required to be withheld, and (iii) will have no other Taxes payable with respect to either or both of the items or periods covered by such Returns. There are no liens for Taxes upon the assets of NVC except liens for current Taxes not yet due.

                            (c)  There  is  no  Tax  deficiency  outstanding  or
assessed or, to the best of the Indemnifying Sellers' knowledge, proposed against NVC that is not reflected as a liability on the NVC Balance Sheet nor has NVC executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

                            (d) NVC has no material liabilities for unpaid Taxes
that have not been accrued for or reserved on the NVC Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                            (e) NVC is not a party to any tax-sharing  agreement
or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

                   2.8      Tangible Assets and Real Property.

                            (a) NVC  owns or  leases  all  tangible  assets  and
properties which are necessary for the conduct of its business as currently conducted or which are reflected on the NVC Balance Sheet or acquired since the date of the NVC Balance Sheet ("Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair except for wear and tear in the ordinary course.

                            (b)  NVC  has  good  and  marketable  title  to  all
Material Tangible Assets that it owns, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable, except as set forth on

Schedule 2.8(b). NVC has performed all the obligations required to be performed by it with respect to all Material Tangible Assets leased by it through the date hereof.

                            (c) Assuming the due execution and delivery  thereof
by the other parties thereto, all leases of Material Tangible Assets to which NVC is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to NPI.

                            (d) NVC owns no real  property.  The NVC  Disclosure
Schedule sets forth a true and complete list of all real property leased by NVC. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such real property leases have been provided to NPI.

                   2.9      Intellectual Property.

                            (a) NVC owns, or is licensed or otherwise  possesses
legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of NVC as currently conducted, which are described in Schedule 2.9(a) (which together with the property rights described in Schedule 2.9(b) are referred to as, and to the best knowledge of the Indemnifying Sellers constitute all of, the "NVC Intellectual Property Rights"). Except as set forth in Schedule 2.9(a), to the best knowledge of the Indemnifying Sellers, the manufacturing, marketing, licensing or sale of any NVC Product does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                            (b)  Schedule   2.9(b)   contains  an  accurate  and
complete description of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights, included in the NVC Intellectual Property Rights, including the jurisdictions in which each such NVC Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution agreements and other agreements to which NVC is a party and pursuant to which any person is authorized to use any NVC Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of NVC (a "NVC Product") or any adaptation, translation or derivative work based on any NVC Product or any portion thereof,

(iii) all licenses, sublicenses and other agreements to which NVC is a party and pursuant to which NVC is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the business of NVC as conducted , (iv) all joint development agreements to which NVC is a party, and
(v) all agreements with Governmental Entities or other third parties pursuant to which NVC has obtained funding for research and development activities.

                            (c) NVC is not,  nor will it be as a  result  of the
performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the NVC Intellectual Property Rights or Licensed Intellectual Property.

                            (d) NVC (i) has not received notice that it has been
sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any NVC Intellectual Property Rights or Licensed Intellectual Property.

                            (e)  Except as set  forth in  Schedule  2.9(e),  all
architectural   designs,   block   drawings,   source   code  and  object   code
incorporating, embodying or reflecting any NVC Product at any stage of its development (the "NVC Components") were written, developed and created solely and exclusively by employees and/or contractors of NVC without the assistance of any third party or were created by third parties who assigned ownership of their rights with respect thereto to NVC by means of valid and enforceable agreements, copies of which have been provided to NPI. NVC has at all times used commercially reasonable efforts to treat the NVC Products and NVC Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain that could result in any event, condition or circumstance that would or would be reasonably likely to have a Material Adverse Effect on NVC.

                            (f)  Except as set forth in  Schedule  2.9(f),  each
person currently or formerly employed by NVC (including independent contractors, if any) that has or had access to confidential information of NVC has executed and delivered to NVC a confidentiality and non-disclosure agreement in the form previously provided to NPI. To the best of the Indemnifying Sellers' knowledge, neither the execution or delivery of any such agreement, nor the carrying on of NVC's business as currently conducted and as currently proposed to be conducted by any such person, as an employee or independent contractor, has conflicted or will conflict with, or has resulted or will result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated that could result in any event, condition or circumstance that would, or would be reasonably likely to, have a Material Adverse Effect on NVC.

                   2.10 Bank Accounts. The NVC Disclosure Schedule sets forth the names and locations of all banks, trusts, savings and loan associations and other financial institutions at which NVC maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

                   2.11     Contracts.

                            (a) Except as set forth in Schedule 2.11(a),  NVC is
not a party or subject to any agreement, obligation or commitment, written or oral:

                                     (i)  that   calls  for  any  fixed   and/or
contingent payment or expenditure or any related series of fixed and/or contingent payments or expenditures by or to NVC totaling more than $25,000 in any calendar year;

                                     (ii) with agents, advisors, salesmen, sales
representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

                                     (iii) that  restricts  NVC from carrying on
anywhere in the world its business or any portion thereof as currently conducted;

                                     (iv) to  provide  funds  to or to make  any
investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

                                     (v)  with   respect   to   obligations   as
guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                                     (vi)  for  any  line  of  credit,   standby
financing, revolving credit or other similar financing arrangement;

                                     (vii)   with  any   distributor,   original
equipment manufacturer, value added remarketer or other similar person (A) in which the annual amount involved in fiscal 1996 exceeded or is expected to exceed in fiscal 1997 $25,000 in aggregate amount or (B) pursuant to which NVC has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing or other rights related to any product, group of products or territory;

                                     (viii)  requiring  NVC to indemnify  any of
its officers or directors for acts or omissions by such person; or

                                     (ix) between NVC, on the one hand,  and any
of the officers, directors, stockholders or employees of NVC, on the other hand, including without limitation any indebtedness.

                            (b)  To  the  best  of  the  Indemnifying   Sellers'
knowledge, no party to any such contract, agreement or instrument has expressed its intention to cancel, withdraw, modify or amend such contract, agreement or instrument. NVC has delivered to NPI or NPI's counsel true and complete copies of each agreement listed in Schedule 2.11(a).

                            (c)  NVC is  not in  material  default  under  or in
material breach or violation of, nor is there any valid basis for any claim of material default by NVC under, or material breach or violation by NVC of, any contract, commitment or restriction to which NVC is a party or by which NVC or any of its properties or assets is bound or affected which would have a Material Adverse Effect on NVC or materially and adversely affect the ability of NVC or the Sellers to consummate the transactions contemplated by this Agreement in accordance with its terms. To the best of the Indemnifying Sellers' knowledge, no other party is in material default under or in material breach or violation of, nor, to the best of the Indemnifying Sellers' knowledge, is there any valid basis for any claim of material default by any other party under, or any material breach or violation by any other party of, any contract, commitment, or restriction to which NVC is a party or by which NVC or any of its properties or assets is bound or affected.

                            (d) Schedule  2.11(d) sets forth each  contract that
requires the consent of or notice to a third party prior to consummation of the Purchase, which requirements have been waived by NPI.

                   2.12 Labor Difficulties. NVC is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against NVC pending, or to the best of the Indemnifying Sellers' knowledge threatened, before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending, or to the best of the Indemnifying Sellers' knowledge threatened, against NVC. NVC is not now and has never been subject to any union organizing activities. NVC has never experienced any work stoppage or other labor difficulty. NVC is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices. NVC has fully complied with all applicable provisions of COBRA.

                   2.13     Environmental Matters.

                            (a)  No   substance   that  is   regulated   by  any
Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (herein a "Hazardous Material") is present, to the best of the Indemnifying Sellers' knowledge, in, on or under any property that NVC has at any time owned, operated, occupied or leased (each such property is referred to herein as a "NVC Facility").

                            (b)   NVC  has  not   transported,   stored,   used,
manufactured, released or exposed any of its employees or any other person to Hazardous Materials (a "Hazardous Materials Activity") in violation of any applicable local, state or federal statute, rule, regulation, order or law.

                            (c) No action, proceeding, permit, revocation, writ,
injunction or claim is pending or, to the best of the Indemnifying Sellers' knowledge, threatened concerning Hazardous Materials Activities of NVC or any NVC Facility and NVC is now aware of any fact or circumstance which could involve NVC in any environmental litigation or impose any environmental liability upon NVC.

                            (d) Except as provided in Schedule 2.13(d), NVC does
not have any liability or obligation, either accrued, absolute, contingent or otherwise, for any environment-related Taxes, charges or any other expenses set forth in the indemnity or surrender provisions of any prior lease agreements and there is no existing basis for any such liability or obligation in the future.

                   2.14     Employee Benefits.

                            (a)  Schedule  2.14 lists (i) all  employee  pension
benefit plans (as defined in Section 3(2) of the Employees Retirement Income Security Act of 1974, as amended ("ERISA")) and employee welfare benefit plans (as defined in Section 3(1) of ERISA) covering active, former or retired employees of NVC that NVC maintains, is a contributing employer to, or has in the past maintained or contributed to, (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of NVC or any trade or business (whether or not incorporated) which is a member or which is under common control with NVC within the meaning of Section 414 of the Code (together, the "NVC Employee Plans").

                            (b) With respect to each NVC Employee  Plan, NVC has
made  available to NPI a true and correct copy of (i) such NVC Employee Plan and
(ii) each trust agreement and group annuity contract, if any, relating to such NVC Employee Plan.

                            (c)  With  respect  to  the  NVC   Employee   Plans,
individually and in the aggregate, no event has occurred, and to the best of the Indemnifying Sellers' knowledge, there exists no condition or set of circumstances in connection with which NVC could be subject to any material liability. Each NVC Employee Plan, whether formal or informal, maintained by NVC is in compliance with all applicable requirements of ERISA.

                            (d) NVC is not a party  to any (i)  oral or  written
agreement with any officer or other key employee of NVC, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NVC of the nature contemplated by this Agreement, (ii) agreement with any officer of NVC providing any term of employment or compensation guarantee extending from the date hereof or for the payment of compensation in excess of One Hundred Thousand Dollars ($100,000) per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                   2.15 Compliance with Laws. NVC has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of NVC's business which would have a Material Adverse Effect on NVC or materially affect the ability of NVC or the Sellers to consummate the transactions contemplated by this Agreement in accordance with its terms. Neither NVC nor, to the Indemnifying Sellers' knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction.

                   2.16     Employee Matters.

                            (a) Schedule  2.16 lists the names and titles of all
Employees and Consultants of NVC (collectively the "Employees" and each an "Employee"), together with the amount of their current compensation, their service date, the number of years each has been employed by NVC, all sick or vacation benefits accrued or payable, all bonuses, profit sharing, or commissions accrued or payable, any special compensatory or reimbursement arrangements, comp time or other arrangements with such Employees and any agreements between such Employee and NVC ("NVC Employment Agreements").

                            (b) With  respect to the  Employees,  NVC (i) is and
has been in compliance in all material respects with all applicable laws respecting employment and employment practices, consulting practices, terms and conditions of employment and consulting, and wages and hours, (ii) has made all contributions required to be made under any unemployment or disability laws or regulations and has accrued the amount of any such contribution required for any period prior to the Closing Date which is not yet due and payable, and (iii) is not engaged in any unfair labor practice and is not in arrears in the payment of wages or taxes with respect to the Employees. No Employee has any claims against NVC (whether under any law, any NVC Employment Agreement or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll, including any bonuses, profit sharing, commissions, benefits or other compensation payable or accrued with respect to the period prior to the Closing Date, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law or Decree relating to minimum wages or maximum hours of work. NVC has not received notice from any Employee to the effect that such Employee presently plans to terminate his or her relationship with NVC. Adequate reserves reflecting all accrued compensations (including accrued vacation, sick pay, bonuses, profit sharing commissions or other compensation), severance pay or other benefits payable to any Employee by reason of any voluntary or involuntary termination of such Employee prior to or on the Closing Date (i) through March 31, 1997 are set forth in the Financial Statements, and
(ii) since March 31, 1997 are set forth in Schedule 2.16(b).

                            (c) NVC is not bound by or  subject  to (and none of
the assets or properties of NVC are bound by or subject to) any Contract with any labor union or similar organization, and no labor union or similar organization has requested or, to the best of the Indemnifying Sellers' knowledge, has made a formal attempt to represent any of the employees, representatives or agents employed in connection with the business of NVC. There is no strike or other labor dispute involving NVC pending, or to the best of the Indemnifying Sellers' knowledge, threatened, that could have a Material Adverse Effect, nor is NVC aware of any labor organization activity involving the NVC Employees.

                   2.17 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, or to the best of the Indemnifying Sellers' knowledge, threatened, against NVC or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against NVC or, to the best of the Indemnifying Sellers' knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on NVC.

                   2.18 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon NVC which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of NVC, any acquisition of property by NVC, or the conduct of business by NVC as currently conducted.

                   2.19  Governmental  Authorization.  Except  as set  forth  in
Schedule 2.19, NVC has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of NVC as currently conducted (collectively, the "NVC Authorizations"), and all such NVC Authorizations are in full force and effect.

                   2.20 Insurance. Schedule 2.20 contains a list and description of all such policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and NVC is are otherwise in compliance with the terms of such policies. NVC has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                   2.21 No Brokers. Except as set forth in Schedule 2.21, NVC is not obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of the NVC Transaction Documents or any transaction contemplated hereby or thereby. NVC agrees to indemnify and hold NPI and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by NVC or its Affiliate.

                   2.22 Certain Documents. NVC has furnished to NPI, or its representatives, for its examination: (i) NVC's minute book and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to NVC. NVC has delivered or made available to NPI true and complete copies of all documents which are referred to in this Article III or in the NVC Disclosure Schedule.

                   2.23 No Other Agreements for the Acquisition of NVC. Except as set forth herein, NVC does not have any legal obligation, absolute or contingent, to any person or firm to sell any capital stock of NVC or to effect any merger, consolidation or other reorganization, or disposition of all or substantially all of the assets, of NVC.

                   2.24 No Misrepresentation. No representation or warranty by the Sellers in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Sellers pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller severally and not jointly, represents and warrants to NPI, as follows:

                   3.1 Ownership. Each Seller is the lawful owner and registered holder of the number of NVC Shares listed opposite the name of such Seller in Exhibit A, free and clear of all liens, encumbrances, restrictions and claims of every kind. Each Seller has full and legal right, power, authority and capacity to sell, assign, transfer and convey the NVC Shares so owned by him pursuant to this Agreement and the delivery to NPI of such NVC Shares held by the Seller pursuant to the provisions of this Agreement will transfer to NPI valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

                   3.2      Authority.

                            (a) Each  Seller  has full and legal  right,  power,
authority and capacity to execute and deliver the NVC Transaction Documents and to carry out the sale of the NVC Shares held or to be held by him and carry out the other transactions contemplated hereby without the need to obtain the consent or approval of any other party. Following the execution of the NVC Transaction Documents, each of the NVC Transaction Documents will constitute the legal, valid and binding obligations of each Seller who is a party thereto, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity, regardless of whether asserted in a proceeding at law or in equity.

                            (b) The execution and delivery by each Seller of the
NVC Transaction Documents do not, and the consummation of the transactions contemplated hereby will not (i) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under any note, mortgage, indenture, lease, contract or other agreement or obligation to which any Seller is a party or by which any Seller or any of their respective properties or assets may be bound, or (ii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Seller or any of their respective properties or assets, except in the case of (ii) for any such conflicts or violations which would not be reasonably likely to have a Material Adverse Effect on NVC or materially and adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement in accordance with its terms.

                            (c) No consent, approval, order or authorization of,
or registration, declaration or filing with, any Governmental Entity (as defined in Section 9.2) is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or the other NVC Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

                   3.3 No Misrepresentation. No representation or warranty by the Sellers in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Sellers pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF NPI

         Except as set forth in the disclosure schedule delivered by NPI to the Sellers on or before the date of this Agreement and attached hereto (the "NPI Disclosure Schedule"), or in the NPI SEC Reports (as defined herein), NPI represents and warrants to the Sellers as follows:

                   4.1 Organization. NPI, is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on NPI.

                   4.2    Authority; No Conflict; Required Filings and Consents.

                            (a)  NPI  has  all  requisite  corporate  power  and
authority to enter into this Agreement and the Escrow Agreement, the Offer Letters and the Noncompetition Agreement (collectively, the "NPI Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other NPI Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NPI. This Agreement and the NPI Transaction Documents to which they are parties have been duly executed and delivered by NPI and constitute the valid and binding obligations of NPI, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                            (b) The execution and delivery of this  Agreement by
NPI and the other NPI Transaction Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of
Incorporation or Bylaws of NPI (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which NPI is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NPI or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on NPI or materially and adversely affect the ability of NPI to consummate the transactions contemplated by this Agreement in accordance with its terms.

                            (c) No consent, approval, order or authorization of,
or registration, declaration or filing with, any Governmental Entity is required by or with respect to NPI or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on NPI.

                   4.3 SEC Filings. NPI has filed all forms, reports and documents required to be filed by NPI with the SEC since January 1, 1996 (collectively, the "NPI SEC Reports") and has made such NPI SEC Reports available to the Sellers. The NPI SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NPI SEC Reports or necessary in order to make the statements in such NPI SEC Reports, in the light of the circumstances under which they were made, not misleading.

                   4.4 No Brokers. NPI is not obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of the NPI Transaction Documents or any transaction contemplated hereby or thereby. NPI agrees to indemnify and hold Sellers and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by NPI or its Affiliate.

                   4.5 No Misrepresentation. No representation or warranty by NPI in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of NPI pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

                   5.1 Taxes. After the Closing, solely in the event NPI submits an Officer's Certificate claiming Damages (each as defined in Article VIII) relating to Taxes, NPI shall make available to the Indemnifying Sellers, upon reasonable request, all Tax information, records or other documents relating to such claim and shall preserve all such information, records or other documents until such claim is resolved.

                   5.2 Public Disclosure. Except with the prior written consent of NPI, neither NVC nor the Sellers shall issue any press release or other public statement with respect to the Purchase or this Agreement. NPI shall not issue any press release or other public statement regarding any Seller in connection with the Purchase or this Agreement without the prior written consent of such Seller.

                   5.3 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of NPI and each Seller shall take all such necessary action.

                   5.4 Expenses. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Purchase is consummated, legal fees and expenses of Parker, Chapin, Flattau & Klimpl, LLP, incurred by NVC and the Sellers relating to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated, up to a maximum of $35,000, shall be deemed to be obligations payable by NPI at the Closing. All additional fees and expenses shall be deemed to be expenses of the Sellers and shall be borne solely by the Sellers, and shall not be obligations of NVC or NPI.

                   5.5 Employee Arrangements. All NVC employees who become NPI employees after the Purchase shall be eligible for the same employee benefit plans, on the same terms, for which similarly positioned NPI employees are eligible according to the terms of the employee benefit plans of NPI. Except as set forth in this Section 5.5, the terms of employment of such NVC employees shall be determined by agreement of NPI and each such employee, as memorialized in offer letters between NPI and each such employee as set forth in Section 6.2(e).

                   5.6 Foregone Dividends. As consideration for NPI's advances of funds to NVC under that certain Promissory Note of NVC dated April 7, 1997 which is attached hereto as Exhibit C, each Seller who held Preferred Stock of NVC as of April 1, 1997, or at any time thereafter, agrees that all dividends on such Preferred Stock to which such Seller would otherwise be entitled shall be waived by such Seller for the period from April 1, 1997 until the Closing.

                   5.7 Registration. NPI shall file and cause to become effective a registration statement within 90 days of the Closing Date, which registration statement shall cover the shares of NPI Common Stock issuable upon exercise of the options to be issued concurrently with the Closing of the Purchase to former NVC employees who accept employment with NPI.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

          6.1 Conditions to Each Party's Obligation to Effect the Purchase. The respective obligations of each party to this Agreement to effect the Purchase shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                            (a)  All   authorizations,   consents,   orders   or
approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained or filed, or shall have occurred as the case may be.

                            (b) No temporary  restraining order,  preliminary or
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Purchase or limiting or restricting NPI's conduct or operation of the business of NPI or NVC after the Purchase shall have been issued, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Purchase which makes the consummation of the Purchase illegal.

                   6.2 Additional Conditions to Obligations of NPI. The obligations of NPI to effect the Purchase are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by NPI:

                            (a)  The   representations  and  warranties  of  the
Indemnifying Sellers and the Sellers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

                            (b) NVC and each Seller shall have  performed in all
material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                            (c) The Sellers shall have delivered to NPI endorsed
stock certificates or assignments separate from certificate representing all of the outstanding capital stock of NVC.

                            (d) Each  employee of NVC shall have  resigned as an
employee, officer and director, as applicable, of NVC and accepted employment with NPI pursuant to NPI's standard form of offer letter (the "Offer Letters") in substantially the form attached hereto as Exhibit D.

                            (e) NPI shall have received Proprietary  Information
Agreements signed by each employee of NVC on the Closing Date in substantially the form attached hereto as Exhibit E, and each such proprietary information agreement shall be in full force and effect.

                            (f) Each employee of NVC shall have  received  NPI's
Policy on Securities Trades by NPI Personnel and executed a compliance certification regarding such policy, each in the form attached hereto as Exhibit F.

                            (g) Each of the  employees  listed on Exhibit G (the
"Selected Employees") shall have entered into non-competition agreements in substantially the form attached hereto as Exhibit H.

                            (h) NPI shall have  received a written  opinion from
Parker, Chapin, Flattau & Klimpl, counsel to NVC, in substantially the form attached hereto as Exhibit I.

                            (i) NPI shall have  received a written  opinion from
counsel for each of the Indemnifying Sellers, in substantially the form attached hereto as Exhibit J.

                            (j) Any oral or written contract between NVC and any
of its employees shall have been terminated.

                            (k)   Any   outstanding   subscriptions,    options,
warrants, convertible notes, puts, calls, rights or other commitments or agreements of any character to which NVC is a party or by which it is bound obligating NVC to issue, deliver, sell, repurchase or redeem, any equity securities of NVC or obligating NVC to extend to grant, extend, accelerate the vesting or change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement shall have been canceled, exercised or converted into NVC Common Stock prior to or concurrently with the Closing.

                            (l) NPI,  the  Escrow  Agent (as  defined in Article
VIII), NVC and the NVC Agents (as defined in Article VIII) shall have entered into an escrow agreement (the "Escrow Agreement") in a form consistent with the provisions of Article VIII.

                   6.3 Additional Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the Purchase is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the NVC Agents.

                            (a) The  representations  and  warranties of NPI set
forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations speak as of an earlier date).

                            (b)  NPI  shall  have   performed  in  all  material
respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                            (c) NPI,  the Escrow  Agent,  NVC and the NVC Agents
shall have entered into the "Escrow Agreement".

                            (d)  The  Sellers  shall  have  received  a  written
opinion from Gray Cary Ware & Freidenrich, counsel to NPI, in substantially the form attached hereto as Exhibit K.

                            (e) NPI shall  have paid  NVC's  obligations  to the
parties and in the amounts set forth in Schedule 1.2(b).

                            (f) All Offer  Letters  shall have been executed and
delivered by the parties thereto.

                            (g) NPI shall have granted options to certain of the
Sellers pursuant to the Offer Letters and the Noncompetition Agreements.


                                   ARTICLE VII

                                    AMENDMENT

                  7.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of NPI, by the NVC Agents and by Sellers who held a majority of the NVC Shares at the time of the Closing; provided, that the status of a Seller may not be changed to that of an Indemnifying Seller, nor shall the obligations of a Seller be expanded or the rights of a Seller be reduced from what is provided herein without the consent of such Seller. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the above parties.


                                  ARTICLE VIII

                         SURVIVAL, INDEMNITY AND ESCROW

                   8.1 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which NPI may have as a result of such investigation or otherwise, NPI will be entitled to rely upon the other parties' representations, warranties and covenants set forth in this Agreement. The obligations of the Sellers and NPI with respect to their respective representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until April ___, 1998 (the "Escrow Termination Date").

                   8.2 Indemnity. From and after the Closing Date, and subject to the provisions of Section 8.1, NPI (on and after the Closing Date) shall be indemnified and held harmless by those Sellers listed on Exhibit A as contributing part of the Escrow Payment (the "Indemnifying Sellers"), jointly and severally, against, and reimbursed on demand for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by NPI because of any material misrepresentation or breach of any material representation, warranty, agreement or covenant (net of any tax benefits to NPI at NPI's statutory federal rate if deemed a tax deductible item), (all of which shall be referred to as "Identifiable Claims") on the part of any of the Sellers, including the Indemnifying Sellers, under this Agreement (collectively, the "Damages"). "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by NPI in the absence of claims by a third party.

                   8.3 Notice of Claims. NPI shall give notice to the NVC Agents (as defined in Section 8.12 below) promptly following NPI becoming aware of any claim giving rise to Damages. Such notice shall specify the nature and amount of the claim asserted. Notwithstanding the foregoing, a failure by NPI to provide such notice shall not limit the indemnity provided by this Article VIII except to the extent the failure to provide such notice results in a material increase of the Damages to be paid by the Indemnifying Sellers or materially prejudices the defense of the NVC asserted.

                   8.4 Escrow Fund. As sole security (except for fraudulent acts as set forth in Section 8.6) for the indemnity provided for in Section 8.2 hereof, Four Hundred Forty One Thousand Three Hundred Twenty-Seven Dollars and Sixteen Cents ($441,327.16) (the "Escrow Amount") of the cash consideration to be paid to the Indemnifying Sellers, as identified in Exhibit A, shall without any act of such holders, be deposited by NPI in an interest bearing escrow account with Millennium Bank as Escrow Agent (the "Escrow Agent"), at the Closing, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and pursuant to the escrow agreement to be signed and delivered at the Closing (the "Escrow Agreement"). All interest accrued on the Escrow Fund that remains in the Escrow Fund on the Escrow Termination Date and is not subject to an Identifiable Claim for Damages on such date shall be distributed to the Indemnifying Sellers in accordance with
Section 8.10. The Escrow Fund shall not be subject to claims of the creditors of NPI and shall constitute the property of the Indemnifying Sellers subject to the terms and conditions set forth herein. The Escrow Amount to be placed in the Escrow Fund shall be allocated among the Indemnifying Sellers on a pro-rata basis in accordance with the number of NVC Shares held by such Indemnifying Seller immediately prior to the Closing, as set forth in Exhibit A. Upon compliance with the terms hereof and subject to the provisions of Section 8.13, NPI shall be entitled to obtain indemnity from the Escrow Fund for all Damages. NPI shall compensate the Escrow Agent for its services in maintaining the Escrow Fund. No part of the Escrow Fund shall be used to pay the Escrow Agent.

                   8.5 Escrow Period. The Escrow Fund shall remain in existence during the period of time (the "Escrow Period") between the Closing Date and the Escrow Termination Date.

                   8.6 Limitation on Sellers' Liability. Except in the case of fraud as set forth herein, in no event shall (a) any NVC stockholder, other than an Indemnifying Seller, be liable under this Agreement for any amount with respect to any breach of representations, warranties, covenants or agreements of the Sellers contained herein or in any other NVC Transaction Document, and (b) any Indemnifying Seller be liable under this Agreement, the Waiver and Agreement or the Escrow Agreement for any amount in excess of the amount contained in the Escrow Fund. Notwithstanding the other provisions of this Section 8.6, the parties agree that nothing herein limits any potential remedies and claims of NPI arising under applicable state and federal laws with respect to any fraudulent act committed by NVC, any Seller or any stockholder, optionholder, director, officer, employee or agent of NVC, except that no Seller shall in any event be liable under this Agreement for any amount in excess of its pro rata share of the aggregate Purchase Price. NPI shall not be entitled to assert any claim for breach of representations, warranties, covenants or agreements or any claim for indemnification pursuant to Section 8.2 (collectively "NPI Claims"), whether or not based on fraud as provided above, unless and until such time as all NPI Claims exceed Twenty-Five Thousand Dollars ($25,000) (the "Basket") in the aggregate, at which time NPI shall be entitled to seek indemnification for the full amount of all such NPI Claims (excluding the $25,000 constituting the Basket).

                   8.7 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Escrow Termination Date of a certificate signed by any officer of NPI (an "Officer's Certificate"):

                            (a) stating that NPI has paid,  incurred or properly
accrued or knows of facts giving rise to a reasonable likelihood that it will have to pay or accrue Damages in an aggregate stated amount with respect to which NPI is entitled to payment from the Escrow Fund pursuant to this Agreement, and

                            (b)  specifying in reasonable  detail the individual
items of Damages included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the specific nature of the misrepresentation or breach to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.8 of this Agreement, deliver to NPI a check payable from the Escrow Fund in the amount necessary to indemnify NPI of the Damages claimed.

         In the event NPI is paid from the Escrow Fund but in fact Damages are not paid, incurred or accrued by NPI, NPI shall reimburse the Indemnifying Sellers (on a pro-rata basis in accordance with the number of NVC Shares held by each Indemnifying Seller immediately prior to the Closing, as set forth in Exhibit A) for any amount of such Damages not paid, incurred or accrued together with accrued interest.

                   8.8 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the NVC Agents. The Escrow Agent shall not issue any checks to NPI pursuant to Section 8.7 unless the Escrow Agent shall have received written authorization from the NVC Agents to make such payment. In case the NVC Agents shall not have authorized the indemnity of NPI in respect of any claim or claims made in any Officer's Certificate within thirty (30) days after delivery of such Officer's Certificate, the NVC Agents shall be deemed to have objected to all of the claims set forth therein as to which payment has not been authorized in full.

                   8.9      Resolution of Conflicts

                            (a) Memorandum of Agreement.  The NVC Agents and NPI
shall thereafter attempt in good faith to agree upon the rights of the respective parties with respect to each claim to which there is an objection or deemed objection for thirty (30) days after such objection or deemed objection. If the NVC Agents and NPI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof.

                            (b) Arbitration. If no such agreement can be reached
within thirty (30) days after objection or deemed objection by the NVC Agents, either NPI or the NVC Agents may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the claim or claims (whether for legal or equitable relief) shall be submitted to binding and non-appealable arbitration before the JAMS Endispute ("JAMS") and pursuant to the JAMS rules currently in effect and as hereinafter modified. The NVC Agents and NPI shall each choose an arbitrator who will then decide jointly upon a third party arbitrator who shall be employed as arbitrator (the "Arbitrator") to settle the disagreements as soon as is reasonably practicable. Any such arbitration shall be held in a location either in California, New York or Delaware, as designated by the defendant in any dispute, and all parties shall use their best efforts to resolve such arbitration within 120 days of the date the claim was submitted. The Arbitrator so selected must enforce the terms of this Agreement and must rule in accordance with Delaware law. The decision of the Arbitrator so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in Section 8.8, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments or distributions out of the Escrow Fund in accordance with such decision. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction.

                   8.10 Distribution Upon Termination of Escrow Period. Within 15 days following the Escrow Termination Date, the Escrow Agent shall deliver to the NVC Agents, for transfer to the Indemnifying Sellers, a check for the balance of the Escrow Fund, in excess of any amount of such funds reasonably sufficient to satisfy any unsatisfied claims for Damages specified in any Officer's Certificate previously delivered to the Escrow Agent. Within 15 days after all such claims have been resolved, the Escrow Agent shall deliver to the NVC Agents, for transfer to the Indemnifying Sellers, a check for all amounts remaining in the Escrow Fund and not required to satisfy such claims. Such payment to the Indemnifying Sellers pursuant to this section shall be made in proportion to their original contributions to the Escrow Fund.

                   8.11     NVC Agents; Power of Attorney.

                            (a) Robert J. Zecha and Paul Lowell  acting  jointly
shall be appointed and constitute the agents and attorneys-in-fact (the "NVC Agents") by each Indemnifying Seller, for and on behalf of such Indemnifying
Seller: to execute and perform the Escrow Agreement in accordance with its terms and conditions; to give and receive notices and communications; to authorize delivery to NPI of funds from the Escrow Fund in satisfaction of claims by NPI; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; to select counsel or counsels with respect to, control the defense of, and settle, shareholder litigation and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the NVC Agents for the accomplishment of the foregoing. Each NVC Agent may resign upon thirty (30) days notice to the parties to this Agreement, in which case a new NVC Agent shall be selected by a majority in interest of the Indemnifying Sellers prior to the end of such 30 day notice period. Except in the event of such resignation, an NVC Agent may not be replaced by the Indemnifying Sellers absent an act of gross negligence or willful misconduct on the part of the NVC Agent; in such event, a new NVC Agent shall be selected by a majority in interest of the Indemnifying Sellers concurrently with such removal. No bond shall be required of the NVC Agents, and the NVC Agents shall receive no compensation for their services except as provided in the Escrow Agreement. Notices or communications to or from the NVC Agents shall constitute notice to or from each of the Indemnifying Sellers.

                            (b) The NVC  Agents  shall not be  liable  for their
service in such capacity to NPI or the Indemnifying Sellers for any act done or omitted hereunder as NVC Agents while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be evidence of such good faith. The Indemnifying Sellers shall jointly and severally indemnify the NVC Agents and hold the NVC Agents harmless against, any loss, liability or expense that is incurred without gross negligence or bad faith on the part of the NVC Agents and arising out of or in connection with the acceptance or administration of the NVC Agents' duties hereunder. The NVC Agents shall be entitled to direct, immediately prior to the termination of the Escrow Period, the Escrow Agent to deliver funds from the Escrow Fund to the NVC Agents to satisfy such Indemnifying Sellers' obligations pursuant to the preceding sentence; provided, however, that the NVC Agents shall have such right only to the extent that Escrow Funds exceed any amount of such funds reasonably sufficient to satisfy any unsatisfied claims for Damages specified in any Officer's Certificate previously delivered to the Escrow Agent.

                            (c) All decisions,  acts,  consents and instructions
of the NVC Agents must be made jointly, and no decision, act, consent or instruction by one without the other shall be given any effect.

                   8.12 Actions of the NVC Agents. A decision, act, consent or instruction of the NVC Agents shall constitute a decision of all the Indemnifying Sellers, and shall be final, binding and conclusive upon each of the Indemnifying Sellers, and the Escrow Agent and NPI may rely upon any decision, act, consent or instruction of the NVC Agents as being the decision, act, consent or instruction of each and all of the Indemnifying Sellers. The Escrow Agent and NPI are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the NVC Agents.

                   8.13 Third-Party Claims. In the event NPI receives a written third-party claim which NPI reasonably believes may result in a demand against the Escrow Fund, NPI shall promptly notify the NVC Agents of such claim. If any proceeding is commenced, or if any third party claim, demand or assessment is asserted, in respect of which a claim for indemnification is or might be made against the Escrow Fund and such claim (i) relates to the intellectual property of NVC or (ii) is not quantifiable in amount or is for an amount greater than the amount then remaining in the Escrow Fund, then NPI may contest or defend any such action, proceeding, claim, demand or assessment, with counsel reasonably acceptable to the NVC Agents. NPI shall have the right to settle any such claim with the written consent of the NVC Agents, which consent shall not be unreasonably withheld; provided however that NPI shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the NVC Agents, which consent shall not be unreasonably withheld. In the event that the NVC Agents have consented to any such settlement, neither the Indemnifying Sellers nor the NVC Agents shall have any power or authority to object under Section 8.8 or any other provision of this Agreement to the amount of any claim by NPI against the Escrow Fund for any indemnity which is provided for in such settlement. The above notwithstanding, if such claim does not relate to the intellectual property of NVC and is for an amount less than the amount then remaining in the Escrow Fund, then the NVC Agents may contest or defend any such action, proceeding, claim, demand or assessment, with counsel selected by the NVC Agents and reasonably acceptable to NPI; provided however that the NVC Agents shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of NPI, which consent shall not be unreasonably withheld. The NVC Agents or NPI, whichever is not controlling the defense of any matter, shall be entitled, at his or its expense, to participate in such defense.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                   9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          (a)      if to NPI, to:

                          Network Peripherals Inc.
                          1371 McCarthy Boulevard
                          Milpitas, CA 95035
                          Attention:   Chief Financial Officer
                          Fax:     (408) 321-9218

                          with a copy to:

                          Gray Cary Ware Freidenrich, A Professional Corporation 400 Hamilton Avenue
                          Palo Alto, CA 94301
                          Attention:  Gregory M. Gallo, Esq.
                          Fax:     (415) 327-3699

                          (b)      if to the NVC Agents, to:

                          Robert J. Zecha
                          26 Terrapin Street
                          Mastic, NY  19950

                          Paul Lowell
                          123 Hofstra University
                          Business Development Center, West Wing
                          Suite 225
                          Hempstead, NY  11550-1090
                          Fax:     (516) 463-3667
                          with copies to:

                          Parker Chapin Flattau & Klimpl, LLP
                          1211 Avenue Of The Americas
                          New York, NY  10036
                          Attention:  James Alterbaum, Esq.
                          Fax:  (212) 704-6288

                          Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C. 190 Willis Avenue
                          Mineola, NY  11501
                          Attention:  David I. Schaffer, Esq.
                          Fax:  (516) 747-0653

                          (c)      If to the Sellers to:

                          The address of such Seller as set forth on Exhibit A.

                          with a copy to:

                          Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C. The Chancery
                          190 Willis Avenue
                          Mineola, NY 11501
                          Attention:  David I. Schaffer
                          Fax:  (516) 747-0653

                   9.2 Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In determining whether a Material Adverse Effect exists with respect to a party, materiality shall be determined on the basis of the applicable party and all of its Subsidiaries, taken together as a whole, and not on the basis of the party or any single Subsidiary alone. Reference to a party's "knowledge" mean knowledge after reasonable inquiry of such party's officers and other management-level employees who could reasonably be expected to have knowledge of such matters. As used in this Agreement, the term "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, and any court or other tribunal), and the term "Subsidiary" means, with respect to any party, any corporation, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

                   9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                   9.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                   9.5 Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                   9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                   9.7 Third Party Beneficiary. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

                   9.8 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                   9.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to its choice of law principles.

                  IN WITNESS WHEREOF, each of NPI, the Sellers and the NVC Agents has caused this Agreement to be signed by its respective officer thereunto duly authorized, as of the date first written above.

NETWORK PERIPHERALS INC.


By: _______________________________

Title: ____________________________



                                            Counterpart Signatures of
NVC AGENTS, only as to Article VIII         SELLERS

___________________________________         _________________________________
Robert J. Zecha                             Signature

___________________________________         Print Name: _____________________
Paul Lowell                                 Entity Name: ____________________
                                            Title: __________________________

                                    EXHIBIT A

                               Purchase Agreement

                               Schedule of Sellers

                                 April __, 1997

                                    EXHIBIT B

                              Waiver and Agreement

                                    EXHIBIT C

                                 Promissory Note

                                    EXHIBIT D

                              Form of Offer Letter

                                    EXHIBIT E

                    Form of Proprietary Information Agreement

                                    EXHIBIT F

             NPI's Policy on Securities Trades by NPI Personnel and
                        Form of Compliance Certification

                                    EXHIBIT G

                               Selected Employees



                                 Robert J. Zecha

                                 William Mahany

                                Timothy Williams

                                 Robert Wittosch

                                 Colin Taddonio

                                    EXHIBIT H

                        Form of Non-Competition Agreement

                                    EXHIBIT I

                       Form of Opinion of Sellers' Counsel

                                    EXHIBIT J

              Form of Opinion with Respect to Indemnifying Sellers

                                    EXHIBIT K

                        Form of Opinion of NPI's Counsel